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EXHIBIT 15






                         INDEPENDENT ACCOUNTANT'S REPORT
                         -------------------------------


To the Board of Directors
AP Henderson Group


I have reviewed the accompanying balance sheet of AP Henderson Group as of June 30, 2005 and 2004 and the related statements of operations, stockholders' equity, and cash flows for the three-month and six-month periods then ended and the period from June 13, 1994 (date of inception) through June 30, 2005. These financial statements are the responsibility of the Company's management.


I conducted my review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles except as discussed below.

The financial statements for inception to date do not contain the discontinued operations of the Company's foreign subsidiaries disposed of prior to January 1, 2004. I was unable to satisfy myself as to the income (loss) on discontinued operations or gain (loss) on the disposal of the subsidiaries in the rescission of the acquisition agreement. Accordingly, the income statement and statement of cash flows from June 13, 1994 (inception) through June 30, 2005 are not considered to be in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, certain conditions indicate that the company may e unable to continue as a going concern. The accompanying financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as a going concern.





Kyle L. Tingle, CPA, LLC

August 18, 2005
Las Vegas, Nevada